Exhibit 5

November 15, 2017

American Financial Group, Inc.

301 East Fourth Street, 40th Floor

Cincinnati, Ohio 45202

Ladies and Gentlemen:

 In connection with the issuance by American Financial Group, Inc., an Ohio corporation (“AFG”), of $125,000,000 principal amount, in addition to the $300,000,000 principal amount previously issued and outstanding, of its 3.500% Senior Notes due 2026 (the “2026 Senior Notes”) and $240,000,000 principal amount, in addition to the $350,000,000 principal amount previously issued and outstanding, of its 4.500% Senior Notes due 2047 (the “2047 Senior Notes” and together with the “2026 Senior Notes”, the “Notes”), pursuant to and as described in (a) the Registration Statement of AFG on Form S-3 (Registration No. 333-202421) (the “Registration Statement”), which was filed by AFG with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), and (b) the related prospectus dated March 2, 2015, as supplemented by the prospectus supplements relating to the sales of the 2026 Senior Notes dated August 15, 2016 and November 9, 2017, and the prospectus supplements relating to the sales of the 2047 Senior Notes dated May 25, 2017 and November 9, 2017 (together, and as so supplemented, the “Prospectus”), as filed by AFG with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Current Report of AFG on Form 8-K to be filed with the Commission on the date of this letter (the “Form 8-K”).

The Notes are to be issued and the terms of the Notes are to be established pursuant to the Indenture dated as of November 12, 1997 (the “Original Indenture”) as supplemented by the Supplemental Indenture dated as of December 3, 1997, the Second Supplemental Indenture dated as of February 3, 2004, the Third Supplemental Indenture dated as of June 17, 2009, the Fourth Supplemental Indenture dated as of September 27, 2010, the Fifth Supplemental Indenture dated as of June 12, 2012, the Sixth Supplemental Indenture dated August 24, 2012, the Seventh Supplemental Indenture dated August 22, 2016, and the Eighth Supplemental Indenture dated June 2, 2017 (the “Eighth Supplemental Indenture”) (the Original Indenture, as supplemented through and including the Eighth Supplemental Indenture, the “Indenture”).

One East Fourth Street ♦ Suite 1400 ♦ Cincinnati, Ohio 45202

TEL (513) 579-6400 ♦ FAX (513) 579-6457 ♦ www.kmklaw.com

American Financial Group, Inc.

November 15, 2017

In reaching the conclusions expressed in this opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the Amended and Restated Code of Regulations of AFG; (ii) copies of resolutions of the Board of Directors of AFG, and committees thereof, authorizing the issuance of the Notes and related matters; (iii) the Registration Statement and all exhibits thereto, including the Form T-1, Statement of Eligibility of Trustee of U.S. Bank National Association; (iv) the Indenture; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained in this letter. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of AFG and upon documents, records and instruments furnished to us by AFG, without independent check or verification of their accuracy.

Based upon and subject to the foregoing, we are of the opinion that when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and paid for in accordance with the terms of the Purchase Agreement dated as of November 9, 2017 among AFG and the underwriters named in such Purchase Agreement, the Notes will be valid and binding obligations of AFG.

We consent to be named in the Registration Statement and the Prospectus as the attorneys who have passed upon legal matters in connection with the issuance of the Notes and to the filing of this opinion as an exhibit to the Form 8-K. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Keating Muething & Klekamp, PLL